                                  EXHIBIT 10.13


                                                                  EXECUTION COPY

                              ENDORSEMENT AGREEMENT
                              ---------------------


         This Endorsement Agreement ("Agreement") is made this 13th day of October, 1999 by and between SQUARE TWO GOLF INC., a New Jersey corporation (the "Company"), and KATHY WHITWORTH, an individual, with an address at 302 La Mancha Court, Santa Fe, New Mexico, 87501 (the "Professional").

                                    RECITALS
                                    --------

         WHEREAS, the Company manufactures and sells women's golf clubs and other golf equipment;

         WHEREAS, the Professional is a retired Ladies Professional Golf Association ("LPGA") Tour Professional;

         WHEREAS, the Company desires to utilize the services of the Professional in connection with the promotion, marketing, and sale of a signature line of women's golf clubs and the Company's other products and services; and

         WHEREAS, the Company and the Professional desire to enter into an agreement pursuant to which the Professional will serve the Company as an independent contractor, on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Company and the Professional hereby agree as follows:

1.       TERM.

         1.1 The term of this Agreement shall begin on January 1, 2000 and continue for an initial period of five (5) years unless earlier terminated in accordance with Section 7 hereof, and may be renewed under Section 8 hereof (the initial period plus any renewal period, the "Term").

2.       ENDORSEMENT SERVICES.

         During the Term, the Professional will provide the services described in this Section 2 (the "Services"):

         2.1 The Professional hereby grants to the Company an exclusive license to use her name, likeness, image and personal identification, singly or in any combination, in connection with the production, use, marketing and sale of a "Kathy Whitworth" signature line of women's golf clubs (the "Products"), as described more fully in Section 3 below.

                                                                  EXECUTION COPY


         2.2 The Professional agrees to serve as a professional golf instructor during up to ten (10) golf clinics hosted by the Company per calendar year at locations within the United States to be determined by the Company. The golf clinics shall be one or two day events.

         2.3 The Professional agrees to serve as a spokesperson for the Company at up to two (2) Professional Golf Association merchandise shows, including but not limited to the PGA Merchandise Shows.

         2.4 The Professional hereby grants to the Company the exclusive and worldwide right to use her name, likeness, image and personal identification, singly or in any combination, during the Term and for a period of six (6) months after the Term as provided in Section 2.8, in the creation of two (2) print advertisements per year and one (1) television advertisement per year (together, the "Advertisements") for any golf equipment, along with all rights in any images, videos, advertisement copy or other materials created by the Professional or others. The Professional agrees that the Company shall own all such materials and all intellectual property rights therein for use in perpetuity in any media now known or hereafter devised or developed, including but not limited to the internet. The Professional hereby grants to the Company the worldwide right during the Term and for a period of six (6) months after the Term as provided in Section 2.8 to use, reproduce, print, publish, distribute, broadcast, modify, edit, condense, or expand any materials containing her name, image, likeness or personal identification that are created hereunder.

         2.5 The Professional hereby grants to the Company an exclusive license to use her name, likeness, image and personal identification in the Company's catalog of products.

         2.6 The Professional agrees to participate in a minimum of five (5) other events per calendar year to market and promote the Company's products, including but not limited to market consultations, each of which shall include meeting with the Company executives to assist in the design, development, marketing and promotion of the Company's products.

         2.7 The Professional agrees to use only the golf clubs and golf bags of the Company in any golf event, whether professional or social, during the Term. The Professional agrees (i) to use no golf bag bearing any identification of a competitor of the Company and (ii) to wear no apparel bearing any identification of a competitor of the Company, and will prohibit any caddy of hers from bearing any such identification.

         2.8 The Company shall cease use of the name, likeness, image or personal identification of the Professional upon expiration or termination of this Agreement. However, the Company will have the right to dispose of its inventory of Products existing at the time of termination or expiration of this Agreement and the right to use the name, likeness, image and personal identification of the Professional in connection with the disposition of such inventory. The right granted in this section shall expire six (6) months after the termination or expiration of this Agreement. The Professional understands and agrees that the Company shall have no obligation to take action against or attempt to stop distributors, retailers and other third parties to this Agreement who have purchased Products bearing the name, likeness, image or personal

                                                                  EXECUTION COPY

identification of the Professional from any marketing, advertising, sale or other disposition of such Products, regardless of any use they make of the name, likeness, image or personal identification of the Professional.

3.       LICENSE AND ENDORSEMENT FOR PRODUCTS.

         3.1 The Professional hereby grants an exclusive, worldwide license to the Company to use the name, likeness, image and personal identification of the Professional, during the Term and for a period of six (6) months after the Term as provided in Section 2.8, in connection with the creation, manufacture, marketing, sale and promotion of the Products. As a condition precedent to, and a continuing precedent of, any obligations of the Company hereunder, the Professional hereby agrees to use the Products upon their creation and to provide an unqualified and unequivocal endorsement thereof during the Term at the request of the Company at any time or times during the Term in verbal, written or recorded forms. If the Professional is unable at any time during the Term to provide such endorsement of the Products, the Company shall be released from any of its obligations under Sections 4.1, 4.2, and 4.3 hereof to pay any fees or royalties or to provide any stock options to the Professional and may elect to terminate this Agreement without any further obligation to the Professional.

4.       COMPENSATION FOR ENDORSEMENT SERVICES.

         4.1 The Company will pay the Professional a base fee of thirty-six thousand dollars ($36,000) per year (the "Base Fee") for Services performed during the Term. The Company shall pay the Base Fee in four (4) equal installments of nine thousand dollars ($9,000) each on March 15, June 15, September 15 and December 15 of each year during the Term commencing on January 15, 2000. The Professional acknowledges that the Company is under no obligation to create or maintain the Products. The Professional agrees that payment of the Base Fee shall satisfy all obligations of the Company hereunder if it elects not to create or market and sell the Products.

         4.2 If the Company elects to create and market the Products, the Company will pay to the Professional a "Royalty Fee" on the sales of Products during the Term, except as provided in the following sentence, of two percent (2%) of the "Royalty Base," which Royalty Base shall be calculated as the wholesale selling price of all Products for which the Company actually receives the proceeds of such net of returns, allowances, discounts, shipping, taxes, insurance and credits. During the Term, the Company shall pay the Royalty Fee, earned for the preceding quarter, to the Professional quarterly, within thirty
(30) days of the end of the succeeding calendar year quarter. If the Company decides not to renew this Agreement in accordance with the provisions of Section 8 below, the Company shall pay the Professional an amount equal to two percent (2%) of the net book value of its unsold inventory of Products on December 31, 2004.

         4.3 If the Company elects to create and market the Products, the Company will grant to the Professional options to purchase shares of the Company's capital stock ("Options"), as provided in this paragraph. On each March 31, June 30, September 30, and December 31 during the Term that the Company elects to continue the marketing and sale of the Products, the Company will grant to the Professional a number of Options (the "Quarterly Grant Number").

                                                                  EXECUTION COPY

The Quarterly Grant Number shall be the nearest whole number that results from the division of the number of dollars represented by one half of one percent (0.5%) of the Royalty Base by the closing price of the Company's stock on the grant date. The exercise price of the Options shall be the closing price of the Company stock on the grant date. The sum of the Quarterly Grant Numbers in each calendar year of the Term shall not exceed fifteen thousand (15,000). The options will expire five (5) years after each grant date. The Options shall not be assigned, transferred or alienated by the Professional. Any attempt to assign, transfer or alienate the Options without the prior written consent of the Company shall be void.

         4.4 The Company will reimburse the Professional for her reasonable and necessary travel expenses in connection with her performance of the Services.

         4.5 The Company shall be under no obligation to create, market, promote or sell the Products. There shall be no minimum amounts due from the Company hereunder except as specified in Section 4.1 above. The failure of the Company to create, market, promote or sell the Products or to reach any specific sales volume shall not result in any liability of the Company or create any right for the Professional to make a claim against the Company. The Company may elect to dispose of the Products at any price or for no consideration in its sole discretion and shall not be obligated to the Professional for any sale or transfer of the Products which does not produce compensation for the Professional.

5.       PROFESSIONAL'S CONDUCT.

         5.1 The Professional shall at all times during the Term refrain from:

                  5.1.1 dishonest, fraudulent, illegal or unethical acts or omissions;

                  5.1.2    excessive use or abuse of alcohol;

                  5.1.3 use of controlled substances, except as prescribed by a licensed medical professional in the treatment of illness or disease;

                  5.1.4 acts or omissions reasonably determined by the Company to be prejudicial or injurious to the business or goodwill of the Company, its officers, employees, shareholders or products, the golf industry or professional golf; and

                  5.1.5 conduct which could reasonably be expected to degrade the Professional, devalue the services of the Professional or to bring the Professional into public hatred, contempt, scorn or ridicule, or that could reasonably be expected to shock, insult or offend the community or to offend public morals or decency.

6.       INDEPENDENT CONTRACTOR.

         6.1 With respect to all Services described in this Agreement, the Professional's status will be that of an independent contractor and not a partner, employee or agent of the Company. The Professional has no power or authority whatsoever to make binding commitments or

                                                                  EXECUTION COPY

contracts on behalf of the Company. The Professional agrees that she will pay and hold the Company harmless from any and all costs, expenses, fees, dues, pension contributions, benefit contributions and fines associated with her present or future required membership in any trade association, union or professional organization, including but not limited to LPGA, PGA, USGA, SAG or AFTRA, that may be associated with her performance of this Agreement. The Professional represents that no agent or representative fees, charges, rights or claims exist in connection with her execution or performance of this Agreement, and the Professional shall hold harmless the Company from any such liability. Any costs incurred by the Company to comply with any rule, contract, order or other requirement of SAG, AFTRA or other union or professional organization having control or jurisdiction over the Professional or her performance of the services required by this Agreement shall be deducted from the sums due from the Company to the Professional. The Professional agrees that the compensation provided to her under Section 4 of this Agreement shall be deemed compensation for purposes of meeting any minimum pay requirements of any SAG or AFTRA agreement. If any of the above terms are deemed to violate any SAG or AFTRA agreement, the Company shall have the option to terminate this Agreement without liability.

         6.2 The Professional shall have no authority to incur expenses on behalf of the Company without the Company's prior written approval. The Professional shall submit to the Company for written approval a description of anticipated expenses, other than those for reasonable and necessary travel, prior to incurring such expenses. All statements submitted by the Professional for expenses that were not pre-approved by the Company will be subject to review, approval or rejection by the Company in its sole discretion.

         6.3 The Professional will be solely responsible for withholding and paying any and all federal, state and local taxes, including but not limited to payroll, unemployment, social security and income taxes, and any other payments which may be due as a result of or in connection with payments made by the Company for services rendered under this Agreement. The Professional acknowledges that she is not qualified for and will not receive any Company employee benefits or other incidents of employment.

         6.4 The Professional agrees to maintain at all times during the Term such insurance, including without limitation, health insurance, workers' compensation, automobile and general comprehensive liability coverage, as will protect and hold harmless the Company from any claims, losses, damages, costs, expenses or liability arising out of the Services performed under this Agreement. The Company may require the Professional to provide insurance certificates evidencing the same.

         6.5      The Professional represents and warrants that:

                  6.5.1 The Professional has the right to enter into this Agreement;

                  6.5.2 By agreeing to perform or performing this Agreement, the Professional will not breach any existing agreement; and

                                                                  EXECUTION COPY

                  6.5.3 Neither the Professional's grant of rights to the Company under this Agreement nor the Company's exercise of such rights will cause the infringement of any rights of third parties.

         6.6 The Professional agrees not to enter into any other agreement the performance of which would or could cause an infringement of the rights that the Professional grants to the Company under this Agreement.

7.       TERMINATION.

         7.1 This Agreement shall terminate automatically if the Professional dies or becomes disabled, or suffers illness, mental or physical disability to the extent that she is unable to perform the obligations of the Professional under the terms of this Agreement.

         7.2 Either the Company or the Professional may terminate this Agreement in the event of a non-curable breach of this Agreement by the other party.

         7.3 In case of a breach of the Agreement that is capable of being cured, the non-breaching party shall, before terminating the Agreement, give the breaching party written notice of such breach, and a thirty (30) day period in which to cure such breach.

         7.4 The Professional's obligations under (i) Section 9 hereof and (ii) Exhibit A shall survive a termination of this Agreement for the applicable periods set forth therein. The Company's obligation to compensate the Professional pursuant to Section 4 of this Agreement shall cease on the effective date of termination except as to amounts earned by the Professional and due from the Company accruing prior to such date.

         7.5 The right to terminate outlined in this section shall be in addition to, and not in lieu of, all other remedies which may be available to the non-breaching party, whether at law or in equity, for a breach of this Agreement.

8.       RENEWAL.

         8.1 The Company may renew this Agreement on the same terms and conditions for one (1) additional five year period that shall begin on January 1, 2005 and end on December 31, 2009, by providing a written notice of its intent to effect such renewal to the Professional by November 30, 2004.

9.       NON-COMPETITION.

         9.1 The Professional acknowledges that any use of her name, likeness, image or personal identification by any third party in connection with the making, use, sale, marketing, promotion or advertising of golf equipment, including but not limited to golf clubs and golf bags, would cause a likelihood of confusion with the Products of the Company, during the Term and thereafter during the time the Company disposes of inventory on hand at the expiration of this Agreement. The Professional acknowledges that she will have a right, pursuant to and under the

                                                                  EXECUTION COPY

conditions described in Section 4.2 above, to receive a specified royalty for inventory on hand at the expiration of the initial term, and accordingly hereby grants to the Company the right to fill any orders for, assemble components of, market, advertise, promote and sell any inventory of Products in its inventory existing at the expiration or termination of this Agreement, for a period not to exceed two (2) years after such expiration or termination of the original term. To avoid any possibility of confusion of the public, trademark infringement or interference with the rights of the Company, the Professional agrees not to endorse, license or otherwise authorize the use of her name, likeness or image in connection with another company's golf clubs or golf-related clothing or equipment during the Term and for a period of two (2) years thereafter.

         9.2 The Professional agrees to divest herself of any management or control interest that she currently has in any entity that is a competitor of the Company, and not to acquire any such interest during the Term.

10.      RIGHT OF INJUNCTIVE RELIEF.

         10.1 The Professional acknowledges and agrees that a breach of the covenants contained in Section 9 of this Agreement would actually or potentially deprive the Company of a substantial amount of sales and business value and that the amount of injury would be impossible or difficult to ascertain fully. The Company shall, therefore, be entitled to obtain an injunction against the Professional restraining any violation, further violation, or threatened violation of Section 9 above, in addition to any other remedies to which the Company may be entitled by law.

11.      MISCELLANEOUS.

         11.1. ENFORCEABILITY. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of the balance of the Agreement. In the event that any such provision should be or becomes invalid for any reason, such provision shall remain effective to the maximum extent permissible, and the parties shall consult and agree on a legally acceptable modification giving effect to the commercial objectives of the unenforceable or invalid provision, and every other provision of this Agreement shall remain in full force and effect.

         11.2. ASSIGNABILITY. This Agreement is not assignable by the Professional but is assignable by the Company to any affiliate or successor entity. Any attempted assignment by the Professional without the prior written consent of the Company shall be void. As used in this Agreement, the term "Company" shall include any entity to which this Agreement shall have been assigned by the Company, in accordance with the preceding.

         11.3.    AMENDMENT/WAIVER.

                  11.3.1 This Agreement supersedes all prior and contemporaneous agreements and understandings between the parties with respect to the subject matter hereof and may not be changed or amended orally.

                                                                  EXECUTION COPY

                  11.3.2 No change, termination or attempted waiver of any of the provisions of this Agreement shall be of any effect unless the same is set forth in writing and duly executed by the party against which it is sought to be enforced.

                  11.3.3 The failure of any party at any time or from time to time to require performance of the other party's obligations under this Agreement shall in no manner affect such party's right to enforce any provisions of this Agreement at a subsequent time. The waiver by any party of any right arising out of any breach by the other party shall not be construed as a waiver of any right arising out of a subsequent breach.

                  11.4. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed in accordance with the laws of the State of New Jersey without giving effect to the principles of conflicts of laws of such state.

         11.5. NOTICES. Any communication (including any notice, consent, approval or instructions) provided for under this Agreement may be given to the person to whom it is addressed by delivering the same to or for such person at the address or facsimile number of such person as set out hereinafter or at such other address or number as such person shall have notified to the other party hereto, provided that a copy of any communication sent by fax shall be immediately deposited in the mail. Any communication so addressed and delivered as aforesaid shall be deemed to have been sufficiently given or made on the date on which it was delivered.

                  If to the Company:       S2 GOLF INC.
                                           18 Gloria Lane
                                           Fairfield, New Jersey 07004
                                           Attention:  Mr. Douglas A. Buffington
                                           Facsimile number:  (973) 227-7018

                  With a copy to:          Mary Ann Jorgenson, Esq.
                                           Squire, Sanders & Dempsey L.L.P.
                                           4900 Key Tower
                                           127 Public Square
                                           Cleveland, Ohio  44114
                                           Facsimile number:  (216) 479-8776

                  If to the Professional:  Kathy Whitworth
                                           1735 Mistletoe
                                           Flower Mound, Texas  75022
                                           Facsimile number:  (792) 355-7021

                  With a copy to:          Nick Lampros
                                           16615 Lark Avenue
                                           Suite 101
                                           Los Gatos, California  95032
                                           Facsimile number:  (408) 358-2486

                                                                  EXECUTION COPY

         11.6. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.7. INTELLECTUAL PROPERTY RIGHTS, CONFIDENTIALITY AND NON-USE. The Professional acknowledges her obligations under the provisions of the Intellectual Property Rights Confidentiality and Non-Use Obligations Agreement attached hereto as "Exhibit A" and made a part hereof by this reference. The rights and obligations of the parties set forth in Exhibit A shall survive the termination or expiration of this endorsement agreement, regardless of cause or circumstances of the termination or expiration.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


         SQUARE TWO GOLF, INC.

         By: /s/DOUGLAS A. BUFFINGTON
             ---------------------------------
                Douglas A. Buffington
                President


         PROFESSIONAL


         /s/ KATHY WHITWORTH
         ------------------------------
         Kathy Whitworth

                                                                  EXECUTION COPY


                                    EXHIBIT A

                          Intellectual Property Rights
                Confidentiality and Non-Use Obligations Agreement

         This Agreement by and between SQUARE TWO GOLF INC., a New Jersey corporation (the "Company") and KATHY WHITWORTH, an individual residing at 302 La Mancha Court, Santa Fe, New Mexico 87501 (the "Recipient"), is part of the Endorsement Agreement of the parties. In consideration of and as an inducement for the Company entering into said Endorsement Agreement with Recipient:

         (a) Recipient acknowledges and agrees that communications for the purpose of proposing to work for or working for the Company have in the past or will entail the disclosure, observation and display to Recipient of information and materials of the Company that are proprietary, confidential and trade secret, which include, but are not limited to, golf equipment marketing plans, research, development and designs, computer software, screens, user interfaces, systems designs and documentation, processes, methods, fees, charges, know-how and any result from the work performed by Recipient or the Company, new discoveries, Intellectual Property (as defined below) and improvements to the Company's products made for or on behalf of the Company (all of which, singly and collectively, "Information").

         With regard to such Information, whether or not labeled or specified as confidential, proprietary or trade secret, Recipient agrees:

                  (i) to use the Information solely for the purpose of making proposals to or working under contracts with the Company; and

                  (ii) not to disclose or transfer the Information to others without the Company's written permission.

         (b) Recipient will not be prevented from using or disclosing
Information:

                  (i) which Recipient can demonstrate, by written records, was known to it before the disclosure or display of the Information by the Company to Recipient; or

                  (ii) which is now, or becomes in the future, public knowledge other than by breach of this Agreement or the endorsement agreement by Recipient, its employees or agents; or

                  (iii) that is lawfully obtained by Recipient from a source independent of the Company, which source was lawfully in possession of the Information and which source had the unrestricted right to disclose or display the Information to the Recipient; or

                  (iv) that is required by legal process to be disclosed, provided that Recipient will timely inform the Company of the requirement for disclosure, will permit the Company to attempt, by appropriate legal means, to limit such disclosure and will itself

                                                                  EXECUTION COPY


         use appropriate efforts to limit the disclosure and maintain confidentiality to the extent possible.

         (c) The confidentiality and non-use obligations of Recipient will remain in effect after all work for the Company has been completed.

         (d) All Information, including any copies thereof, in any media, in the possession or control of Recipient and Information embodied or included in any software or data files loaded or stored on computers in the possession or control of Recipient, its agents or employees, shall be removed and returned to the Company upon demand, but no later than the completion of work for the Company.

         (e) Recipient agrees that she will not copy the Information in whole or in part or use all or any part of the Information to reverse engineer, duplicate the function, sequence or organization of the Information for any purpose without the prior written permission of the Company.

         (f) Recipient further acknowledges and agrees that all new discoveries, inventions, improvements, processes, formulae, designs, drawings, training materials, original works of authorship, photos, video tapes, electronic images, documentation, trademarks and copyrights (the "Intellectual Property"), that may be developed, conceived, or made by Recipient, alone or jointly with others during her work for the Company, shall be the exclusive property of the Company and shall be deemed a work for hire. Recipient hereby assigns and agrees to assign all Recipient's rights in any Intellectual Property to the Company. Recipient hereby grants to the Company power of attorney for the purpose of assigning all Recipient's rights in Intellectual Property to the Company for the purposes of filings, registrations and other formalities deemed necessary by the Company to prosecute, protect, perfect or exploit its ownership and interests in Intellectual Property. Recipient further agrees to execute, acknowledge and deliver any documentation, instruments, specifications or disclosures necessary to assign, prosecute, protect, perfect or exploit the Company ownership of Intellectual Property.

         (g) Recipient acknowledges and agrees that the Company possesses valuable know-how, proprietary, confidential and trade secret Information that has been procured or developed by the Company at great expense and that its unauthorized disclosure would result in substantial damages to the Company that may not be adequately compensated by monetary relief. Accordingly, Recipient hereby consents to the jurisdiction of the Federal and County Courts in Essex County, New Jersey and agrees that the Company may seek temporary restraining orders against it or other extraordinary relief necessary to protect the Information.


                                      A-2